                                                Filed pursuant to Rule 424(b)(2)
                                                      Registration No. 333-52269

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED July 31, 1998)

PRICE COMMUNICATIONS CORPORATION

Warrant to purchase for $0.01 1,030,656 Shares of Common Stock
1,030,656 Shares of Common Stock, $0.01 Par Value Per Share


     The Prospectus, dated July 31, 1998 (the "Prospectus"), relating to the offering for resale of 527,696 warrants (the "Warrants") issued by Price Communication Cellular Holdings, Inc. (the "Issuer") to purchase an aggregate of 1,030,656 shares of common stock, par value $0.01 per share ("Common Stock"), of Price Communications Corporation, a New York corporation (the "Company") from time to time for the accounts of certain security holders of the Company named therein or in a supplement thereto (the "Selling Security Holders") and relating to the offering from time to time of the 1,030,656 shares of Common Stock (the "Warrant Shares") that may be purchased upon the exercise of the Warrants by the Selling Security Holders is hereby supplemented as set forth below.

     The table on page 22 of the Prospectus under the heading "Selling Security Holders," which sets forth information with respect to the Selling Security Holders and the respective number of Warrants beneficially owned by each Selling Security Holder that may be offered for resale pursuant to the Prospectus is hereby supplemented as follows:


  Selling Security Holder                Warrants Owned    Percentage Owned
  -----------------------                --------------    ----------------
Prudential High Yield Fund, Inc.(1)          17,200              3.3%

The Prudential Series Fund, Inc.,
       High Yield Bond Portfolio(1)           6,880              1.3%


     The Prudential Insurance Company of America ("Prudential") is the investment advisor of The Prudential Series Fund, Inc., High Yield Bond Portfolio and Prudential Investment Corporation, a subsidiary of Prudential, is the investment advisor of Prudential High Yield Fund, Inc. Prudential may in the ordinary course of business and from time to time, engage in transactions with the Company or its affiliates.

--------------------

     (1) Prudential may have direct or indirect voting and/or investment discretion with respect to such shares with respect to which Prudential disclaims beneficial ownership.